Exhibit 10.1

EXECUTION COPY

This AGREEMENT (this “Agreement”), dated as of June 7, 2010, by and among TIB Financial Corp., a Florida corporation (the “Company”), TIB Bank, a Florida state chartered non-member bank and a wholly owned subsidiary of the Company (the “Bank”), Marty E. Adams (“Adams”), Kevin Thompson (“Thompson”) and John Loeber (“Loeber” and together with Adams and Thompson, “Management”).

WHEREAS, the Company is a bank holding company headquartered in Naples, Florida whose principal operating subsidiary is the Bank;

WHEREAS, the Company believes that the retention of new senior management would be of significant benefit to attract substantial capital on an expedited basis;

WHEREAS, each of Adams, Thompson and Loeber is an experienced banking executive with a proven track record, including Adams having served as Chairman and Chief Executive Officer of Sky Financial Group, Inc., a $17.7 billion financial holding company; and

WHEREAS, in light of the capital needs of the Bank, as well as the experience and expertise of Management, the Company and the Bank have determined that it is in the best interests of the Company, the Bank and the Company’s shareholders to engage an investment banking firm to raise not less than $150,000,000 in capital through an offering of shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), and/or newly created shares of mandatorily convertible preferred stock, par value $0.10 per share (the “Preferred Stock”), at the closing of which Management would be retained as new senior management for the Company and the Bank (the “Offering”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Section 1. The Offering.

(a) The Company has retained Sandler O’Neill & Partners, L.P. (“Sandler”) to act as placement agent (the “Placement Agent”) in connection with the Offering.  The Company hereby represents that it has provided to Adams true and correct copies of all agreements between the Company and Sandler and agrees that it shall not replace Sandler as Placement Agent without due cause and without having first consulted with Adams.  Prior to retaining any replacement Placement Agent, the Company shall consult with Adams, including permitting Adams to attend meetings with potential replacement Placement Agents and considering firms identified by Adams.

(b) The Company shall use reasonable best efforts to complete the Offering prior to the expiration of the Offering Period (as defined below).

(c) Each of Adams, Thompson and Loeber agrees to cooperate with the Company in connection with the Offering, including by promptly providing comments to all draft agreements and written materials relating to the Offering, making himself and his representatives available (upon reasonable notice) for meetings and conference calls relating to the conduct of the Offering and participating in all road shows and investor meetings relating to the Offering (at the Company’s expense) as reasonably requested by the Company.

(d) Adams and his counsel shall have the right to review and shall have the reasonable opportunity to comment on all written materials and agreements relating to the Offering.  The Company and Adams and his representatives shall consult with each other in connection with the conduct of the Offering and the terms of the related agreements and any material decisions in connection therewith.

(e) The parties agree that each of the following (in addition to any other conditions set forth in any agreement between any investor, on the one hand, and the Company, on the other hand) shall be conditions to the consummation of the Offering:

(i) execution of mutually satisfactory employment agreements by the Company and the Bank, on the one hand, and each of Adams, Thompson and Loeber, on the other hand (which employment agreements shall be effective only upon the consummation of the Offering (or such earlier date as may be agreed upon by the parties) and which shall provide for, among other customary terms and conditions, (A) the indemnification by the Company of Adams, Thompson and Loeber for any losses, costs, damages, actions, claims or proceedings arising out of or relating to their acts or omissions in connection with the Offering, other than in the case of their fraud or willful misconduct and (B) the award (the “Award”) of shares of Common Stock to Adams, Thompson and Loeber representing in the aggregate 0.50% of the outstanding shares of Common Stock on a fully diluted basis, after giving effect to the Offering (the “Pro Forma Fully Diluted Equity”) (or the greatest amount (not to exceed 0.50%) as shall be acceptable to the investors in the Offering based upon the advice of the Placement Agent following feedback from such investors and after Adams and the Company have had an opportunity to discuss such matter with the Placement Agent and any such investor)), and the appointment, effective concurrently with the consummation of the Offering (or such earlier date as may be agreed upon by the parties), of Adams, Thompson and Loeber as Chief Executive Officer, Chief Financial Officer and Chief Credit Officer, respectively, of each of the Company and the Bank; Adams, Thompson and Loeber shall have, with respect to the shares of Common Stock included in the Award, registration rights which are no less favorable than those granted to investors purchasing shares of Common Stock and/or Preferred Stock in the Offering;

(ii) all regulatory approvals and filings required to consummate the Offering and the other transactions contemplated hereby shall have been obtained or made and all such approvals shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired; provided that no regulatory approval shall require compliance with any restraint, limitation, requirement, provision or condition that would reasonably be expected to impair in any material respect the benefits of the transactions contemplated by this Agreement to any member of Management;

(iii) effective upon the consummation of the Offering, the Board of Directors of each of the Company (the “Company Board”) and the Bank (the “Bank Board”) shall be reconstituted as mutually agreed by the parties;

(iv) the Company shall have received aggregate gross proceeds from the Offering of at least $150,000,000;

(v) effective not later than immediately prior to the consummation of the Offering, the articles of incorporation and bylaws of the Company shall be amended to the extent, if any, necessary to complete the Offering, it being understood that any amendment to the articles of incorporation is subject to the approval of the Company's shareholders;

(vi) effective upon the consummation of the Offering, the Company’s equity compensation plans shall be amended as necessary to implement an equity incentive program for the grant to the Company’s and the Bank’s directors and employees of equity-based compensation awards representing not less than 8% of the Pro Forma Fully Diluted Equity (with approximately 75% of such awards to be granted in the form of restricted stock grants to Adams, Thompson and Loeber, subject to the mutual determination of the Company, on the one hand, and Management, on the other hand, upon the advice of their respective counsel, that there are no legal limitations to such grants resulting from the Company’s issuance of the TARP Preferred (as defined below)) (the “Equity Incentive Program Amendments”); and

(vii) the United States Department of the Treasury shall have exchanged 100% of the shares of the Company's Series A preferred stock (the “TARP Preferred”) and the warrants to purchase shares of Common Stock owned by it for shares of Common Stock with a value (based on the price per share of Common Stock in the Offering) equal to not more than 25% of the sum of the aggregate liquidation preference of the TARP Preferred and accrued but unpaid dividends thereon.

(f) Not later than the next annual meeting of the Company’s shareholders following the completion of the Offering, the Company shall submit to its shareholders a proposal to further amend the Company’s equity compensation plans as necessary to increase the awards eligible to be granted thereunder to an amount not less than 10% of the Pro Forma Fully Diluted Equity, it being understood that Management will not be entitled to any additional award of shares of Common Stock as a result of such amendment to the Company’s equity compensation plans, unless otherwise determined by the Company Board.

(g) Each party shall have the right to make all regulatory filings necessary or appropriate in connection with the transactions contemplated hereby and shall provide the other party a reasonable opportunity to review and comment on any filing before submission to the applicable regulatory authority; provided that neither the Company, the Bank nor any of their representatives shall have the right to receive or review any sensitive personal biographical or financial information about any of Adams, Thompson or Loeber.

Section 2. Offering Period; Non-Solicit.  The “Offering Period” shall be the period beginning on the date of this Agreement and ending at 5:00 p.m., Eastern Standard Time, on the 90th day after the date hereof (or such later date as may be mutually agreed upon by the parties); provided, however, if the Offering has not been completed as of such date but Management and the Placement Agent are continuing to work in good faith toward completion, and the Placement Agent advises the Company that in its professional opinion it is reasonably practicable that the Offering can be completed prior to the 120th day after the date hereof (or such later date as may be mutually agreed upon by the parties), then the Offering Period will be extended through 5:00 p.m., Eastern Standard Time, on the 120th day after the date hereof (or such later date as may be mutually agreed upon by the parties).

(a) During the Offering Period:

(i) the Company, the Bank and each of their respective officers, directors, shareholders, employees, agents, affiliates, investment bankers and advisors, as applicable (collectively, the “Company Representatives”), shall not directly or indirectly solicit, initiate or encourage inquiries or proposals with respect to, furnish any information relating to, participate in any negotiations or discussions concerning, enter into any agreement with respect to or otherwise facilitate a proposed investment in the Company or the Bank (whether equity or debt), or the acquisition of the Company or the Bank on any other basis (other than the Offering as contemplated hereby), whether directly or indirectly, through purchase of securities, purchase of assets, merger, consolidation or otherwise (each, a “Significant Transaction”);

(ii) the Company, the Bank and each of the Company Representatives shall deal exclusively with Management and their representatives and affiliates and the Placement Agent regarding any proposed investment of capital in the Company or the Bank, other than any such proposed investment that would constitute an Acquisition Proposal; and

(iii) the Company shall promptly notify Adams regarding the receipt by the Company, the Bank or any Company Representative of any inquiry or proposal with respect to a Significant Transaction (including any such inquiry or proposal received prior to the date of this Agreement).

(b) Notwithstanding Section 2(a), during the Offering Period the Company may (i) provide information in response to a request therefor by any individual or entity that has made an unsolicited bona fide written proposal providing for the acquisition of substantially all of the assets (on a consolidated basis) or a majority of the total voting power of the equity securities (including by original issuance) of the Company, in each case only if such acquisition involves a single acquiring individual or a single acquiring company or a group of affiliated acquiring companies under common control (an “Acquisition Proposal”), and provided that the Company receives from the individual or entity so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement entered into between the Company and Adams and promptly discloses (and, if applicable, provides copies of) any such information to Adams to the extent not previously provided to Adams; (ii) engage or participate in any discussions or negotiations with any individual or entity who has made such an Acquisition Proposal; or (iii) publicly recommend that its shareholders tender or exchange their shares in connection with, or publicly announce or disclose an intention to enter into, such an Acquisition Proposal.

(c) The Company Board and each committee of the Company Board shall not, except as expressly permitted by, and after compliance with, Section 5(a)(iv) hereof, cause or permit the Company or the Bank to enter into any definitive agreement (other than a confidentiality agreement referred to in Section 2(b) entered into in compliance with Section 2(b)) relating to any Acquisition Proposal.

(d) For the avoidance of doubt, no action taken by the Company in compliance with the terms of this Section 2 shall in and of itself constitute a breach of Section 1(b).

Section 3. Information and Access.  During the Offering Period, the Company and the Bank shall permit, and cause their respective subsidiaries to permit, Management and their representatives to visit and inspect the properties of the Company, the Bank and their respective subsidiaries, and to examine the corporate books of the Company, the Bank and their respective subsidiaries and discuss the affairs, finances and accounts of the Company, the Bank and their respective subsidiaries with the officers and employees of the Company and the Bank, all upon reasonable notice and at such reasonable times and as often as Management may reasonably request.  During the Offering Period, Adams, or if Adams shall be unable to attend, Thompson, Loeber or such other person designated by Adams, together with legal counsel, shall have the right to attend all meetings between representatives of the Company and/or the Bank, on the one hand, and representatives of one or more of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”) and the Division of Financial Institutions of the Florida Office of Financial Regulation (the “DFI”), on the other hand.  Each of the Company and the Bank shall advise Adams, reasonably promptly thereafter, of any communication between such party and any of the Federal Reserve, the FDIC or the DFI related to this Agreement, the Offering or any matter bearing on the rights and obligations of the parties hereto.  The rights afforded Management and their representatives pursuant to the two immediately preceding sentences are subject to no objection by the Federal Reserve, the FDIC and the DFI, as the case may be.

Section 4. Conduct of Business.  Each of the Company and the Bank agrees that, during the Offering Period, it shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations.  During the Offering Period, each of the Company and the Bank will use its reasonable best efforts to (a) maintain and preserve its and each of its subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage), (b) keep available the present services of its current officers and employees and the current officers and employees of its subsidiaries and (c) preserve the goodwill of its customers and the customers of its subsidiaries and others with whom business relationships exist.

Section 5. Termination; Termination Fee.

(a) This Agreement may be terminated

(i) by the mutual written agreement of Adams and the Company;

(ii) by Adams, if Adams is not in material breach of any of the terms of this Agreement, by written notice to the Company and the Bank, if the Company or the Bank or any of their respective affiliates or representatives breach in any material respect any of their obligations hereunder and such breach is not cured within the applicable time period as set forth in Section 5(e);

(iii) by Adams, if (A) the Company Board publicly recommends that shareholders tender their shares of Common Stock in a tender offer or exchange their shares of Common Stock in an exchange offer, (B) the Company or the Bank enters into a definitive agreement with respect to a Significant Transaction (other than the Offering) or (C) the Company, the Bank or any Company Representative publicly announces or discloses an intention to enter into a Significant Transaction (other than the Offering);

(iv) by the Company, by written notice to Adams, if (A) the Company is not in material breach of any of the terms of this Agreement, including Section 2, (B) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, including Section 2, to enter into a definitive agreement with respect to an Acquisition Proposal and (C) the Company contemporaneously with such termination (1) enters into a definitive agreement with respect to an Acquisition Proposal and (2) agrees in writing to pay at the closing with respect to such Acquisition Proposal the fee required to be paid pursuant to Section 5(c); provided, however, that the Company shall not be obligated to make any payment pursuant to this subsection if Adams enters into a consulting or employment arrangement with the acquiror involved in such Acquisition Proposal or any of its affiliates;

(v) by the Company, if neither the Company nor the Bank is in material breach of any of the terms of this Agreement, by written notice to Adams, if Management breaches in any material respect any of their obligations hereunder and such breach is not cured within the applicable time period as set forth in Section 5(e); and

(vi) by the Company or Adams, by written notice to the other, if any of Adams, Thompson or Loeber does not receive the approval of the Federal Reserve, the FDIC or the DFI to assume the position described in Section 1(e)(i), to the extent any such approval is required.

(b) This Agreement shall terminate automatically upon the earlier to occur of (i) the expiration of the Offering Period (as it may be extended pursuant to Section 2) and (ii) the completion of the Offering and the receipt by the Company of all proceeds in connection therewith (including the satisfaction of all conditions set forth in Section 1(e)).

(c) In recognition of the substantial time, expense and effort Management will expend in connection with the transactions contemplated hereby and the opportunity cost to Management of entering into this Agreement and pursuing the Offering, if this Agreement is terminated pursuant to (i) Section 5(a)(ii) as a result of a breach by the Company, the Bank or any Company Representative of Section 1(b) or Section 2 hereof, (ii) Section 5(a)(iii), (iii) Section 5(a)(iv) or (iv) (A) Section 5(b)(i) and, prior to such termination, the Company or the Bank shall have entered into a letter of intent, memorandum of understanding, agreement in principle or similar agreement with respect to an Acquisition Proposal (whether solicited or unsolicited) (but not, for the avoidance of doubt, a confidentiality agreement referred to in Section 2(b) entered into in compliance with Section 2(b)) and (B) within 6 months following such termination the Company and/or the Bank enters into a definitive agreement to effect, or consummates, a Significant Transaction, then, in the case of any of clause (i), (ii), (iii) and (iv), the Company shall pay to Adams or as directed by Adams an amount equal to $1,250,000 promptly, but in any event not later than two (2) business days, following the closing of any Significant Transaction; provided, however, that the Company shall not be obligated to make any payment pursuant to this subsection if the relevant Significant Transaction involves an acquisition of the Company and Adams enters into a consulting or employment arrangement with the acquiror in such transaction or any of its affiliates.

(d) Upon the termination of this Agreement pursuant to Section 5(a) or 5(b), there shall be no liability on the part of any party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each party hereto shall cease, except that (i) the rights and obligations of the parties set forth in Sections 5, 6, 8, 11, 12, 13, 14, 15, 16, 17 and 18 hereof shall survive any termination of this Agreement and shall remain in full force and effect; and (ii) nothing herein shall relieve any party from liability for any fraud or any willful breach of this Agreement.

(e) Notwithstanding any other provision of this Section 5, a party which has received notice that such party is in breach or material breach of this Agreement shall have the opportunity for a period of 10 days, or, in the case of a breach of Section 2, 3 business days, following the receipt of such notice to cure any such alleged breach or material breach.

Section 6. Non-Disclosure.

(a) All information furnished by the Company, the Bank or any of their respective subsidiaries or representatives to Management (the “Confidential Information”) will be kept confidential by Management; provided, however, that any of such information may be disclosed to Management’s representatives in connection with their performance of services to Management in connection with the transactions contemplated hereby.  Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Management or their representatives in violation of this Section 6(a), (ii) was available to Management on a non-confidential basis prior to its disclosure to Management by the Company, the Bank or their respective subsidiaries or representatives, or (iii) becomes available to Management on a non-confidential basis from a source other than the Company, the Bank or their respective representatives, provided that such source is not known by Management to be bound by a confidentiality agreement with the Company.  If any disclosure by Management or any of their representatives of Confidential Information is compelled by a court or other competent authority, Management shall notify the Company, if legally permitted, and make reasonable efforts to allow the Company to oppose and/or limit such disclosure, and any such disclosures shall not be deemed a violation of this Section 6(a).

(b) Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Management shall make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.  Notwithstanding the foregoing, the Company may file this Agreement with the Securities and Exchange Commission in accordance with its reporting requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that Management shall have a reasonable opportunity to timely review and comment on any disclosure related to this Agreement prior to filing.

Section 7. Reserved.

Section 8. Fees and Expenses.  During the Offering Period, as compensation for the assistance Management will be providing in connection with the Offering, the Company and the Bank shall be jointly and severally obligated to pay to or as directed by (i) Adams, an amount equal to $25,000 each month, (ii) Thompson, an amount equal to $15,000 each month and (iii) Loeber, an amount equal to $15,000 each month, in each case payable in advance on the first day of the month (or in the case of the month in which this Agreement is executed, the date of this Agreement), and pro rated for a partial calendar month.  In addition, subject to any legal limitations resulting from the Company’s issuance of the TARP Preferred and limitations under the Company’s luxury expense reimbursement policy, Adams, Thompson and Loeber shall be entitled to reimbursement, paid to or as directed by such individuals, for all reasonable out-of-pocket expenses incurred in connection with the transactions contemplated hereby (including with respect to the preparation, negotiation and execution of this Agreement and related agreements) from and after May 16, 2010, including the fees and expenses of Adams’ counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“SASM&F”); provided that such expense reimbursement in respect of the fees and expenses of SASM&F shall in no event exceed $25,000 unless the Company shall provide its consent therefor.

Section 9. Representations and Warranties of the Company and the Bank.  The Company and the Bank represent and warrant to Management that:

(a) Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  The Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Florida.  The Company is duly registered as a bank holding company under the BHCA.  Each of the Company and the Bank has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  Complete and correct copies of the articles of incorporation of each of the Company and the Bank and bylaws of each of the Company and the Bank, as amended and as currently in effect, have been delivered or made available to Management.

(b) Authorization; No Violation.

(i) Each of the Company and the Bank has the full legal right, corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by the Company and the Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of the Company and the Bank, respectively.  This Agreement has been duly and validly executed and delivered by each of the Company and the Bank and, assuming due authorization, execution and delivery by Management, is a valid and binding obligation of each of the Company and the Bank enforceable against each of the Company and the Bank in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  No other corporate proceedings are necessary for the execution and delivery by the Company and the Bank of this Agreement, the performance by them of their respective obligations hereunder or the consummation by them of the transactions contemplated hereby.

(ii) Neither the execution and delivery by the Company or the Bank of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) upon any of the material properties or assets of the Company, the Bank or any of their respective subsidiaries under any of the terms, conditions or provisions of (1) the Company’s or the Bank’s articles of incorporation or bylaws or similar governing documents of any of their respective subsidiaries or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, the Bank or any of their respective subsidiaries is a party or by which any of them may be bound, or to which the Company, the Bank any of their respective subsidiaries or any of their respective properties or assets may be subject, or (B) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company, the Bank, any of their respective subsidiaries or any of their respective properties or assets.

(c) Other Arrangements.  Neither the Company nor the Bank is currently party to any arrangement similar to that contemplated by this Agreement, and neither is currently party to any agreement under which it has agreed to bear any party’s expenses in connection with a Significant Transaction (other than its engagement letter with the Placement Agent) or to pay any break-up or similar type of fee, other than the non-binding term sheet entered into with Patriot Financial Partners, L.P. announced on April 14, 2010.

Section 10. Representations and Warranties of Management.  Each of Adams, Thompson and Loeber represents and warrants to the Company and the Bank, severally and not jointly, that:

(a) Authorization; No Violation.

(i) Such individual has the full legal right and power to enter into this Agreement and to carry out his obligations hereunder.  This Agreement has been duly and validly executed and delivered by such individual and, assuming due authorization, execution and delivery by the Company and the Bank, is a valid and binding obligation of such individual enforceable against him in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) Neither the execution and delivery by such individual of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such individual with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of such individual under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such individual is a party or by which he may be bound, or to which such individual or any of the properties or assets of such individual may be subject, or (B) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such individual or any of his properties or assets.

(b) Other Arrangements.  Such individual is not a party to any agreement (including any employment, non-competition or non-solicitation agreement) that in any manner restricts such individual from providing the services contemplated by this Agreement.

Section 11. Indemnification; Exculpation.

(a) The Company and the Bank shall, jointly and severally, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each of Adams, Thompson and Loeber from and against any losses, costs, damages, actions, claims or proceedings (“Damages”) arising out of or relating to any such individual's acts or omissions in connection with the Offering or otherwise in connection with the matters contemplated hereby, other than in the case of any such individual's gross negligence, fraud or willful misconduct (a “Covered Matter”).  If any member of Management becomes involved in any capacity in any action, proceeding or investigation in connection with any Covered Matter, the Bank shall advance to such member of Management his reasonable legal and other expenses (including the costs of any investigation and preparation) as they are incurred in connection therewith; provided that such member of Management shall promptly repay to the Company and/or the Bank the amount of any such advanced expenses paid to him or on his behalf if it shall be finally determined that such member of Management was not entitled to be indemnified by the Company or the Bank in connection with such action, proceeding or investigation.  The provisions of this Section 11 shall inure to the benefit of each member of Management, and any successors, assigns, heirs and personal representatives of such person.

(b) No member of Management nor any of their respective representatives or agents shall be liable to the Company or the Bank or to any of their respective affiliates, directors, officers, employees, equity holders, representatives or agents for Damages arising from any act performed or omitted by such parties arising out of or in connection with the Offering or otherwise in connection with the matters contemplated hereby, except to the extent that any such Damages are determined to be attributable to such person’s gross negligence, fraud or willful misconduct.

Section 12. Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt or (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)           If to Management, to Adams at:

Marty E. Adams

Huntington Bank Building

10 East Main Street

Salineville, OH 43945

Fax:  (330) 679-0326

with a copy to (which copy alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attn: David C. Ingles

Fax: (212) 735-2000

(b)           If to the Company or the Bank:

TIB Financial Corp.

TIB Bank

599 9th Street North, Suite 101

Naples, Florida 34102

Attn: Richard Bricker, Chairman of the Board

Fax: (239) 263-4543

with a copy to (which copy alone shall not constitute notice):

Smith Mackinnon, PA

255 South Orange Avenue, Suite 800

Orlando, Florida 32801

Attn: John P. Greeley

Fax: (407) 843-2448

Section 13. Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 14. Entire Agreement.  This Agreement (including any exhibits or schedules hereto), that certain Investment Right and Expense Reimbursement Agreement, dated as of the date hereof, by and among the Company, the Bank and Resource Financial Institutions Group, Inc., and the other documents referenced herein constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 15. Amendments.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by such party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by the waiving party that makes express reference to the provision or provisions subject to such waiver.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 16. Assignment.  This Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void) without the prior written consent of the other party hereto.

Section 17. Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the internal laws of the State of Florida applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 18. Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

TIB FINANCIAL CORP.

By:/s/ Richard C. Bricker, Jr.

    Name:  Richard C. Bricker, Jr.

   Title:   Chairman of the Board of Directors

TIB BANK

By: /s/ Richard C. Bricker, Jr.

      Name:  Richard C. Bricker, Jr.

      Title:   Director

/s/ Marty E. Adams

Marty E. Adams

/s/ Kevin Thompson

Kevin Thompson

 /s/ John Loeber

John Loeber

[Signature Page to Agreement]

1571734.19-New York Server 7A - MSW